AMENDMENT TO TERMS OF INTELLECTUAL PROPERTY

ASSIGNMENT AND SALE AGREEMENT

DATED EFFECTIVE AS OF JANUARY 25, 2002

Recitals

A. Healthbridge, Inc. a Texas corporation ("Purchaser") and B.I.M.E. GmbH., a German corporation, Hutter Wimbock Umwelttech GmbH, Herman Esser and Eduard Kneifel ("Sellers") are parties to that certain Intellectual Property Assignment and Sale Agreement dated effective as of January 25, 2002 as amended on March 28, 2002, in connection with Purchaser's acquisition of certain intellectual property from Sellers (the "Agreement").

B. Pursuant to Section 1.2 of the Agreement as amended, Purchaser is to make a final delivery of the euro denominated equivalent of 120,000 deutsche marks and 225,000 shares of Purchaser's common stock on or before April 25, 2002 (the "Final Payment").

C. Pursuant to Section 8.4 of the Agreement, the parties may agree to a binding amendment to its terms and conditions if the Purchaser and Sellers execute such amendment.

D. In order to accommodate certain issues pertaining to the transaction, the parties desire to amend the Agreement by converting the cash component of the Final Payment (euro denominated equivalent of 120,000 deutsche marks) into a promissory note in the form attached as Appendix "A" hereto to be provided by Purchaser to Sellers on a date no later than April 15, 2002 for the purpose of effecting a final closing to the terms and conditions of the Agreement.

Agreement

In consideration of the foregoing recitals and other valuable consideration, the parties hereby agree to amend the Agreement pursuant to Section 8.4 thereof, by converting the cash component of the Final Payment (euro denominated equivalent of 120,000 deutsche marks) into a promissory note in the form attached as Appendix "A" hereto to be provided by Purchaser to Sellers on a date no later than April 15, 2002 for the purpose of effecting a final closing to the terms and conditions of the Agreement as amended.

The Agreement is hereby amended and modified for all purposes necessary to effect this change as of April 10, 2002.

HEALTHBRIDGE, INC.	B.I.M.E. GMBH

BY: /s/ Nora Coccaro	BY: /s/ Herman Eser
Nora Coccaro, President	Hermann Eser, Geschaftsfuhrer

Eduard Kneifel

/s/ Eduard Kneifel

Hermann Eser

/s/ Herman Eser

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APPENDIX "A"

PROMISSORY NOTE

US $79,936	Vancouver, British Columbia
April 15, 2002

FOR VALUE RECEIVED, the undersigned HEALTHBRIDGE, INC., a Texas corporation ("Maker") promises to pay to the order of B.I.M.E. GmbH, Herman Esser and Eduard Kneifel ("Holders") at such place as Holders request, a total of seventy nine thousand nine hundred and thirty six thousand dollars (US$79,936) due to Holders and denominated in euros pursuant to the Intellectual Property Assignment and Sale Agreement as amended dated effective as of January 25, 2002.

1. Payments. The principal amount and interest on the obligation represented by this promissory note ("Note"), will be paid in full within thirty (30) days of execution, on or before May 15, 2002.

2. Interest. The principal amount will bear interest in the amount of 6% per annum until such time as principal and interest are paid in full.

3. Time and Place of Payment. The payment of principal and interest will be made in lawful money of the European Union to the above Holders or to order.

4. Security Interest in Collateral. Holders interest in certain assets of Maker as described in the Intellectual Property Assignment and Sale Agreement between Maker and Holders dated effective as of January 25, 2002 secure payment of this Note.

5. Default. Upon the occurrence or during the continuance of any one or more of the events hereinafter enumerated, Holders of this Note may forthwith or at any time thereafter, during the continuance of any default event, by notice in writing to the Maker, declare the principal and interest on the Note to be immediately due and payable upon failure of Maker to cure the declared event of default within seven (7) business days from the date of notice to Maker by Holder of such default event.

(a) Default in the payment of the principal and interest of this Note when the same becomes due and payable, whether at maturity as herein expressed, by acceleration, or otherwise; or

(b) Maker files a voluntary petition in bankruptcy or a voluntary petition seeking reorganization, or files an answer admitting the jurisdiction of the court and any material allegations of an involuntary petition filed pursuant to any act of Congress relating to bankruptcy or to any act purporting to be amendatory thereof, or is adjudicated bankrupt, or makes an assignment for the benefit of creditors, or applies for or consent to the appointment of any receiver or trustee for Maker, or of all or any substantial portion of its property, or Maker effects an assignment to an agent authorized to liquidate any substantial part of its assets; or

(c) An order is entered pursuant to any act of Congress relating to bankruptcy or to any act purporting to be amendment thereof approving an involuntary petition seeking reorganization of the Maker, or an order of any court is entered appointing any receiver or trustee of or for Maker, or any receiver of trustee of all or any substantial portion of the property of Maker, or a writ or warrant of attachment or any similar process is issued by any court against all or any substantial portion of the property of Maker, and such order approving a petition seeking reorganization or appointing a receiver or trustee is not vacated or stayed, or such writ, warrant of attachment, or similar process is not released or bonded within 60 days after its entry or levy.

6. Attorneys' Fees & Construction. If any legal action or other preceding (nonexclusively including arbitration) is brought for the enforcement of or to declare any right or obligation under this Note, or as a result of a breach, default or misrepresentation in connection with any of the provisions of this Note. If it becomes necessary for either party hereto to enforce any portion of this Note through litigation or arbitration, then the prevailing party will be entitled to recover reasonable attorney's fees, and costs. In the event of litigation, it is agreed that the interpretation of this Note shall be subject to the interpretation of the laws of the State of Texas, and further, the Maker and the Holders irrevocably agree to the jurisdiction of the Texas State Courts.

7. Non-Assignability. This Note cannot be assigned, transferred, or hypothecated by

Holders, without the prior written consent of Maker.

HEALTHBRIDGE, INC.

/s/ Nora Coccaro

By: Nora Coccaro

Its: President

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